OMEGA HEALTHCARE INVESTORS, INC.
                              ARTICLES OF AMENDMENT

     OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the "Company"), having its principal Maryland office at The Corporation Trust Incorporated, 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The board of directors of the Company, at a meeting duly convened and held on October 29, 2001, adopted a resolution in which it was set forth the foregoing amendment to the charter of the Company (the "Charter"), declaring that said amendment to the Charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Company to be held on February 18, 2002.

     SECOND: Notice setting forth the aforesaid amendment of the Charter and stating that a purpose of the meeting of the stockholders would be to take action therein, was given as required by law to all stockholders entitled to vote thereon. The amendment of the Charter of the Company as hereinabove set forth was approved by the stockholders of the Company at said meeting by the affirmative vote required by law and the Charter.

     THIRD: The Charter is hereby amended by voiding those portions of the Charter contained in the Articles Supplementary for Series C Convertible Preferred Stock, filed with the State Department of Assessments and Taxation of Maryland on July 13, 2000, in its entirety and inserting in lieu thereof the following:



                        OMEGA HEALTHCARE INVESTORS, INC.
                       ARTICLES SUPPLEMENTARY FOR SERIES C
                           CONVERTIBLE PREFERRED STOCK

          A description of the Series C Preferred Stock is as follows:

          1. Designation and Number. A series of Preferred Stock, designated the "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), is hereby established. The number of shares of the Series C Preferred Stock shall be 2,000,000, subject to increase pursuant to Section 4(b) prior to payment by the Company of any dividend in shares of Series C Preferred Stock in accordance with Section 4.

          2. Maturity. The Series C Preferred Stock has no stated maturity.

          3. Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, (ii) on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (the "Parity Preferred"), and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion of such debt securities.

          4. Dividends. (a) Except as set forth in Section 4(b), holders of shares of the Series C Preferred Stock are entitled to receive, out of funds legally available for the payment of dividends, preferential cumulative dividends at the greater of (i) 10% per annum of the Liquidation Preference per share (equivalent to a fixed annual amount of $10.00 per share) and (ii) the amount per share declared or paid or set aside for payment based on the number of shares of Common Stock into which such shares of Series C Preferred Stock are then convertible in accordance with
     Section 8. Dividends on each share of the Series C Preferred Stock shall be cumulative commencing from the date of issuance of such share of Series C Preferred Stock and shall be payable in arrears for each period ended July 31, October 31, January 31 and April 30 (each a "Dividend Period") on or before the 15th day of August, November, February and May of each year, or, if not a Business Day, the next succeeding Business Day (each, a "Dividend Payment Date"). The first dividend will be paid on November 15, 2000, with respect to the period commencing on the date of first issuance of Series C Preferred Stock (the "Issue Date") and ending on October 31, 2000. Any dividend payable on shares of the Series C Preferred Stock for any partial period will be computed based on the actual number of days elapsed (commencing with and including the date of issuance of such shares) and on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the preceding calendar month prior to the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Company (the "Board") that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

          (b) For any Dividend Period ending prior to February 1, 2001, dividends will be payable, at the election of the Board, (i) by the issuance as of the relevant Dividend Payment Date of additional shares of fully paid, nonassessable Series C Preferred Stock having an aggregate liquidation preference equal to the amount of such accrued dividends or
     (ii) in cash. In the event that dividends are declared and paid pursuant to clause (i), (A) such dividends will be deemed paid in full and will not accumulate and (B) prior to paying any such dividends, the Board will take such action as is necessary to increase the number of authorized shares of Series C Preferred Stock by the number of shares to be issued pursuant to this Section 4, including but not limited to the filing of Articles Supplementary with the State Department of Assessments and Taxation of Maryland in accordance with Article VII of the Charter. The Company will deliver certificates representing shares of Series C Preferred Stock issued pursuant to this Section 4(b) promptly after the relevant Dividend Payment Date. For any Dividend Period ending after February 1, 2001, dividends will be payable in cash.

          (c) No dividends on shares of Series C Preferred Stock shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

          (d) Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will not bear interest and holders of the Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

          (e) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or redemption or for the purpose of preserving the Company's qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code")). Holders of shares of the ---- Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

          5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each holder of shares of Series C Preferred Stock shall, at the election of such holder, be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders the Liquidation Preference (as defined in Section 10(e)) before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series C Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series C Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company. A Change in Control (as defined in Section 10(b)), or the sale, lease or conveyance of all or substantially all of the property, business or assets of the Company shall be deemed to constitute a liquidation, dissolution or winding up of the Company for purposes of Section 5 of these Articles Supplementary only and shall not be deemed a liquidation, dissolution or winding up of the Company for any other series of Preferred Stock unless the terms of such series of Preferred Stock expressly provide.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law (the "MGCL"), no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

          6. Redemption. The Series C Preferred Stock is not redeemable without the consent of the holder of such share of Series C Preferred Stock.

          7. Voting Rights. (a) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

          (b) Each holder of shares of Series C Preferred Stock shall be entitled to notice of any stockholder meeting in accordance with the bylaws of the Company (the "Bylaws"), shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred Stock held by such holder could then be converted pursuant to
     Section 8, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall vote together as a single class with holders of Common Stock, except as expressly required by law. Fractional votes shall not be permitted, and any fractional voting rights resulting from the right of any holder of Series C Preferred Stock to vote on an as converted basis (after aggregating the shares into which all shares of Series C Preferred Stock held such holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The holders of Series C Preferred Stock shall have no separate class or series vote on any matter except as expressly required by law or as otherwise set forth in these Articles Supplementary.

          (c) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for four or more Dividend Periods (a "Preferred Dividend Default"), the number of directors then constituting the Board shall be increased by two (if not already increased by reason of a similar arrearage with respect to the Series D Preferred Stock). The holders of such shares of Series C Preferred Stock and the holders of Series D Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to fill the vacancies thereby created by the addition of such number of directors of the Company determined pursuant to the first sentence of this Section 7(c) (the "Additional Series C/D Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series C Preferred Stock or the holders of record of at least 20% of the Series D Preferred Stock until all dividends accumulated on such shares of Series C Preferred Stock and Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside. In any vote to elect or remove additional directors pursuant to this Section 7, each such holder of shares of Series C Preferred Stock and Series D Preferred Stock entitled to vote will be entitled to one vote for each share held by such holder. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Each Additional Series C/D Preferred Stock Director, as a qualification for election as such (and regardless of how elected), shall submit to the Board a duly executed, valid, binding and enforceable letter of resignation from the Board, to be effective upon the date upon which all dividends accumulated on such shares of Series C Preferred Stock and Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Additional Series C/D Preferred Stock Directors by the holders of such shares of Series C Preferred Stock and Series D Preferred Stock shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board shall be reduced accordingly. A quorum for any such meeting shall exist if the holders of at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock so entitled to vote are represented in person or by proxy at such meeting. Such Additional Series C/D Preferred Stock Directors shall be elected upon the affirmative vote of a plurality (based on the number of votes entitled to be cast) of the shares of Series C Preferred Stock and Series D Preferred Stock so entitled to vote that are present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on such shares of Series C Preferred Stock and Series D Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof in full shall have been set aside, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and the term of office of each Additional Series C/D Preferred Stock Director so elected shall terminate. Any Additional Series C/D Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and Series D Preferred Stock entitled to vote (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of an Additional Series C/D Preferred Stock Director may be filled by written consent of the Additional Series C/D Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock so entitled to vote (voting together as a single class). The Additional Series C/D Preferred Stock Directors shall each be entitled to one vote per director on any matter.

          (d) Explorer Holdings, L.P. ("Explorer") hereby waives, for the period from the date hereof through and including December 31, 2002 (the "Governance Right Deferral Period"), its rights under Section 7(c) of these Articles Supplementary to elect Additional Series C/D Preferred Stock Directors, provided that the dividends on any shares of Series C Preferred Stock shall not be in arrears for six or more Dividend Periods during the Governance Right Deferral Period. For the avoidance of doubt, if (i) at any time during the Governance Right Deferral Period the holders of any Parity Preferred shall be entitled to elect Additional Preferred Stock Directors then Explorer shall be entitled to simultaneously exercise its rights under
     Section 7(c) of these Articles Supplementary and (ii) on or after January 1, 2003 the dividends on any shares of Series C Preferred Stock shall then be in arrears for four or more Dividend Periods (including any Dividend Periods prior to January 1, 2003), the holders of the Series C Preferred Stock shall be entitled to elect Additional Series C/D Preferred Stock Directors in accordance with the provisions of Section 7(c) of these Articles Supplementary.

          (e) So long as any shares of Series C Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together with any other classes of Preferred Stock adversely affected in the same manner as a single class), amend, alter or repeal the provisions of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof, including without limitation, the creation of any series of Preferred Stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, but not including the creation or issuance of Parity Preferred.

          (f) Except as expressly stated in these Articles Supplementary, the Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series C Preferred Stock.

          8. Conversion. The holders of Series C Preferred Stock shall have the following conversion rights with respect to such shares:

          8.1 Optional Conversion. Each share of Series C Preferred Stock (including all accrued and unpaid dividends thereon, to the extent declared) may be converted, at any time at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock (and any other securities or property expressly provided in this Section 8) as set forth in this Section 8.

          8.2 Conversion Price. Each share of Series C Preferred Stock may be converted into such number of shares of Common Stock as is equal to the quotient obtained by dividing the Original Issue Price for such share by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price initially shall be equal to $6.25 per share of Common Stock, subject to adjustment from time to time as provided herein (the "Conversion Price").

          8.3 Mechanics of Conversion. A holder of Series C Preferred Stock who desires to convert the same into Common Stock shall surrender the certificate or certificates representing such shares, duly endorsed, at the office of the Company or at the office of any transfer agent for the Series C Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein both the number of shares of Series C Preferred Stock being converted and the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. The Company shall, as soon as practicable after such surrender, issue and deliver at such office to such holder a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled and a new certificate or certificates representing the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered by the holder minus the number of Series C Preferred Stock so converted by the holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series C Preferred Stock to be converted, and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. Any Series C Preferred Stock converted into Common Stock shall be retired and may not be reissued by the Company.

          8.4 Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the Issue Date effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the Issue Date combines the outstanding Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 8.4 shall become effective at the close of business on the date such subdivision or combination becomes effective.

          8.5 Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section
     8.5 as of the time of actual payment of such dividends or distributions.

          8.6 Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than Common Stock or other assets or property of the Company (other than ordinary cash dividends, any special dividends necessary to preserve the Company's qualification as a REIT and the dividend payable pursuant to the Rights Offering), then and in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company or other assets or property of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other assets or property of the Company receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series C Preferred Stock.

          8.7 Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issue Date, the Common Stock or other securities as provided herein issuable upon the conversion of the Series C Preferred Stock are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 8), then and in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such Series C Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of Common Stock or other securities as provided herein into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

          8.8 Reorganizations, Mergers, Consolidations or Transfers of Assets. If at any time or from time to time after the Issue Date there is a capital reorganization of the Common Stock or other securities issuable upon conversion of Series C Preferred Stock as provided herein (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 8) or a merger or consolidation or statutory binding share exchange of the Company with or into another Person, or the transfer of all or substantially all of the Company's properties and assets to any other Person and such capital reorganization, merger, consolidation or transfer does not constitute a Change in Control, then, as a part of such capital reorganization, merger, consolidation, exchange or transfer, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of Series C Preferred Stock the number of shares of stock or other securities, cash or property to which a holder of the number of shares of Common Stock or other securities deliverable upon conversion of the Series C Preferred Stock would have been entitled on such capital reorganization, merger, consolidation, exchange or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of the Series C Preferred Stock after the capital reorganization, merger, consolidation, exchange or transfer to the end that the provisions of this
     Section 8 (including adjustment of the Conversion Price then in effect and the number of shares receivable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

          8.9 Sale of Shares Below Fair Market Value. (a) If at any time or from time to time after the Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 8.9 to have issued or sold, Additional Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 8.5 above and other than upon a subdivision or combination of Common Stock as provided in Section 8.4 above, for an Effective Price (as defined below) less than the Fair Market Value, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction (i) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock issued and outstanding at the close of business on the Business Day immediately preceding the date of such issue or sale, (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof is deemed to have been received) by the Company for the total number of shares of Additional Common Stock so issued or sold would purchase at such Fair Market Value, (C) the number of shares of Common Stock into which all outstanding Series C Preferred Stock and Series D Preferred Stock would be convertible at the close of business on the Business Day immediately preceding the date of such issuance or sale (whether or not the Series D Preferred Stock is then convertible), and (D) the number of shares of Common Stock underlying all Convertible Securities (as defined below) at the close of business on the Business Day immediately preceding the date of such issuance or sale, and (ii) the denominator of which shall be equal to the sum of (A) the number of shares of Common Stock issued and outstanding at the close of business on the date of such issuance or sale after giving effect to such issuance or sale of Additional Common Stock, (B) the number of shares of Common Stock into which all outstanding Series C Preferred Stock and Series D Preferred Stock would be convertible at the close of business on the Business Day immediately preceding the date of such issuance or sale (whether or not the Series D Preferred Stock is then convertible), and (C) the number of shares of Common Stock underlying all Convertible Securities at the close of business on the Business Day immediately preceding the date of such issuance or sale.

          (b) For the  purpose  of making  any  adjustment  required  under this
     Section 8.9, the consideration for any issuance or sale of securities shall be deemed to be (A) to the extent it consists of cash, equal to the gross amount paid in such issuance or sale, (B) to the extent it consists of property other than cash, equal to the Fair Market Value of that property, and (C) if Additional Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Common Stock or Convertible Securities are issued or sold together with other stock, securities or assets of the Company for a consideration which covers both, that portion of the consideration so received that is determined in good faith by the Board to be allocable to such Additional Common Stock, Convertible Securities or rights or options.

          (c) For the purpose of the adjustment required under this Section 8.9, if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into or exchangeable or exercisable for, Additional Common Stock (such convertible or exchangeable or exercisable stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Common Stock is less than the Fair Market Value, then in each case the Company shall be deemed to have (i) issued at the time of the issuance of such rights or options or Convertible Securities the number of shares of Additional Common Stock issuable upon exercise, conversion or exchange thereof irrespective of whether the holders thereof have the fully vested legal right to exercise, convert or exchange the Convertible Securities for Additional Common Stock and (ii) received as consideration for the issuance of such Additional Common Stock an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the exercise, conversion or exchange thereof. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible
     Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Additional Common Stock so issued were the shares of Additional Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities, and such shares of Additional Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of the rights or options whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

          (d) "Additional Common Stock" shall mean all Common Stock issued or issuable by the Company after the Issue Date, whether or not subsequently reacquired or retired by the Company, other than (i) Common Stock issued or issuable upon conversion of, or as a dividend on, any Series C Preferred Stock or Series D Preferred Stock, (ii) Common Stock issued or issuable pursuant to any employee benefit plan or similar plan or arrangement intended to provide compensation and other benefits to officers, directors, employees and consultants of the Company provided that such plans and any grants or awards thereunder have been approved by the Board or a committee thereof, (iii) securities issued by the Company in payment of a purchase price to the seller or any Person who beneficially owns equity securities of such seller for any acquisition of assets or a business, which acquisition is approved by the Board, or (iv) Common Stock issued or issuable pursuant to the Rights Offering, the Investment Agreement or upon issuance or conversion of the Series D Preferred Stock. The "Effective Price" of Additional Common Stock shall mean the quotient determined by dividing the total number of shares of Additional Common Stock issued or sold, or deemed to have been issued or sold by the Company, by the aggregate consideration received, or deemed to have been received, by the Company for such Additional Common Stock. The share numbers in this Section 8.9(d) shall be appropriately adjusted for any stock dividends, combinations, splits, reverse splits, recapitalizations and similar events affecting the securities of the Company.

          8.10 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series C
     Preferred Stock, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series C Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price in effect immediately prior to the occurrence of the event giving rise to such adjustment, (3) the number of shares of Additional Common Stock, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred Stock.

          8.11 Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other entity, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Preferred Stock at least ten days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          8.12 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled
     (calculated based on the aggregate number of shares of Common Stock to which such holder is entitled upon such conversion), the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the date of conversion.

          8.13 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of its Common Stock and other securities, if any, issuable upon conversion thereof as expressly provided in Section 8 as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

          8.14 Notices. Any notice required or permitted by this Section 8 to be given to a holder of Series C Preferred Stock or to the Company shall be in writing and be deemed given upon the earlier of actual receipt or five days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Company, or (ii) to the Company at its registered office, or (iii) to the Company or any holder, at any other address specified in a written notice given to the other for the giving of notice.

          8.15 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue and delivery of Common Stock upon conversion of Series C Preferred Stock, including without limitation any tax or other charge imposed in connection with the issue and delivery of Common Stock or other securities, if any, issuable upon conversion thereof as expressly provided in Section 8 in a name other than that in which the Series C Preferred Stock so converted were registered.

          8.16 Cancellation of Shares. Any shares of Series C Preferred Stock which are converted in accordance with Section 8 or which are redeemed, repurchased or otherwise acquired by the Company, shall be canceled and added to the authorized but undesignated Preferred Stock of the Company but shall not be reissued as Series C Preferred Stock.

          9. Restrictions on Ownership and Transfer. Once there is a completed public offering of the Series C Preferred Stock, if the Board shall, at any time and in good faith, be of the opinion that actual or constructive ownership of at least 9.9% or more of the value of the outstanding capital stock of the Company has or may become concentrated in the hands of one owner (other than Explorer Holdings, L.P. and its direct and indirect equity owners), the Board shall have the power (i) by means deemed equitable by the Board, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of shares of Series C Preferred Stock sufficient, in the opinion of the Board, to maintain or bring the direct or indirect ownership of such beneficial owner to no more than 9.9% of the value of the outstanding capital stock of the corporation, and (ii) to refuse to transfer or issue shares of Series C Preferred Stock to any person whose acquisition of such Series C Preferred Stock would, in the opinion of the Board, result in the direct or indirect ownership by that person of more than 9.9% of the value of the outstanding capital stock of the Company. The purchase price for any shares of Series C Preferred Stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price shall be equal to the Liquidation Preference of such shares of Series C Preferred Stock. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase, and shall be made in such manner as may be determined by the Board. From and after the date fixed for purchase by the Board, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to distributions and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of Series C Preferred Stock that would create an actual or constructive owner of more than 9.9% of the value of the outstanding shares of capital stock of this Company shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such Series C Preferred Stock shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such shares and to hold such shares on behalf of the Company.

          Notwithstanding anything herein to the contrary, nothing herein shall authorize the Company or its transfer agent to refuse to transfer any shares of Series C Preferred Stock, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder, if such transfer would not, in the written opinion of counsel to the transferor reasonably acceptable to the Company, disqualify the Company as a Real Estate Investment Trust under the Code. Nothing herein contained shall limit the ability of the Company to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Company's tax status as a qualified Real Estate Investment Trust.

          10. Certain Defined Terms. In addition to the terms defined elsewhere in these Articles Supplementary or the Charter, the following terms will have the following meanings when used herein with initial capital letters:

          (a) "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in New York City, or any day on which banks in New York City are authorized by law to close).

          (b) "Change in Control" means the occurrence of any of the following in one or a series of related transactions: (A) any consolidation, merger, reorganization, share exchange or other form of business combination transaction involving the Company in which the holders of the Company's Voting Stock immediately before such transaction do not, immediately after such transaction, retain Voting Stock representing a majority of the voting power of the acquiring entity, the Company or the entity surviving such transaction or (B) the sale, transfer or assignment of Voting Stock of the Company representing a majority of the voting power of the Company to an acquiring Person; provided, however, that any transaction described in clause (A) or (B) in which Voting Stock of the Company or the acquiring or surviving entity in such transaction representing a majority of the voting power of such Person is acquired by or from Explorer Holdings, L.P., its partners and/or their respective Affiliates in one transaction or a series of related transactions shall not be deemed a Change in Control.

          (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (d) "Fair Market Value" of any security or other asset means:

               (i) In the case of any security:

               (A) if the security is traded on a securities exchange, the weighted average trading volume of the per share closing prices of the security on such exchange over the five trading day period ending three trading days prior to the date on which such value is measured;

               (B) if the security is traded over-the-counter, the weighted average trading volume of the per share closing bid prices of the security over the five trading day period ending three trading days prior to the date on which such value is measured; or

               (C) if there is no public market for such security that meets the criteria set forth in (A) or (B) above, the Fair Market Value shall be the per share fair market value of such security as of the date on which such value is measured, as determined in good faith by the Board.

               (ii) In the case of assets other than securities, the Fair Market Value shall be the fair market value of such assets, as determined in good faith by the Board.

          (e) "Liquidation Preference" measured per share of Series C Preferred Stock as of any date in question (the "Relevant Date"), means an amount equal to the Original Issue Price of such share, plus an amount equal to any accrued and unpaid dividends, but without interest, at the rate set forth in Section 4 hereof, if any, for such share of Series C Preferred Stock. In connection with the determination of the Liquidation Preference of a share of Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, the Relevant Date shall be the date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

          (f) "Original Issue Price" means $100 per share of Series C Preferred Stock, subject to appropriate adjustment to reflect any stock dividends, combinations, splits, reverse splits, recapitalizations or similar events affecting the Series C Preferred Stock after the Issue Date.

          (g) "Person" means any individual, firm, corporation, partnership, limited liability company, or group (within the meaning of Section 13(d)(3) of the Exchange Act).

          (h) "Rights Offering" means the offering of shares of Common Stock by the Company pursuant to Section 4.7 of the Investment Agreement, dated as of October 29, 2001, relating to the Series D Preferred Stock (the "Investment Agreement").

          (i) "Voting Stock" means, with respect to any Person, the shares of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person, and for purposes hereof, the Series D Preferred Stock whether or not then convertible. For avoidance of doubt, Common Stock and Series C Preferred Stock both constitute Voting Stock of the Company; provided, however, no class of Preferred Stock shall be deemed to be Voting Stock by virtue of the rights of such holder upon any Preferred Dividend Default.

          11. Amendment; Waiver. Except as expressly prohibited by law, these Articles Supplementary may be amended and any provision herein may be waived with the approval of the holders of a majority of the Series C Preferred Stock and a majority of the members of the Board who are not Affiliates of any holder of Series C Preferred Stock. Any amendment or waiver so effected shall be binding upon each holder of Series C Preferred Stock.

     FOURTH: The undersigned Chief Executive Officer of the Company acknowledges the Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 21th day of February, 2002.


ATTEST                                 OMEGA HEALTHCARE INVESTORS, INC.


By: /s/ DANIEL J. BOOTH                       By: /s/ C. TAYLOR PICKETT
   ----------------------                        ----------------------
     Daniel J. Booth                             C. Taylor Pickett
     Secretary                                   Chief Executive Officer